UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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INTELLISYNC CORPORATION
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Subject Company: Intellisync

Commission File No.: 0-21709

Q&A for Employees

This document addresses a number of anticipated and likely questions that could be raised by Intellisync employees regarding the definitive agreement between Nokia and Intellisync, the proposed acquisition terms and planned integration, and the rationale behind management and the directors’ decision and process.  This is neither a complete nor prioritized list of questions.

Internal Communication #1

Broadcast Email to All Employees

Media:  Email Transmission

Subject Line: Intellisync All-Hands Meeting

Woody Hobbs and Clyde Foster will be hosting a company-wide meeting for all Intellisync employees today, November 16, 2005.  The meeting will be held at 11:00 a.m. PST in the boardroom the company’s headquarters in San Jose, California and can be accessed via the teleconference bridge connection described below.

Woody and Clyde will address the company regarding today’s announcement.

Conference Call Dial-In Info:

Time: 11:00 AM U.S. Pacific Time

Conference ID# 6736903

U.S. Dial-In #: 1-866-406-5408

International Dial-In #: 1-973-582-2822

For any questions, please contact your department head or you may email me directly.

Rip

Internal Communication #2

Q&A For All Employees

Media:  Posted on Intranet

Guidelines to follow until the deal closes:

•Do not share confidential information with anyone outside Intellisync.

•Do not create and distribute documents that discuss the transaction or include a reference to the transaction.

•Do not make joint sales calls or respond to customer questions about Nokia products until instructed to do so after the transaction is approved.

•If you are not currently having conversations with anyone at Nokia, do not begin them now.

•If you are currently having discussions or negotiations with Nokia (e.g., Nokia Forum participation, device support, events, marketing, etc.) continue these discussions on a “business as usual” basis; and do not adjust your discussions or decisions based on the pending acquisition.

•Do not make statements about the impact on products, org structure or employees or how any aspect of the company, its products, its customers or people will change after the closing.

•Do not speak to the press or analysts (both industry and financial) about the proposed acquisition. Please refer all questions to Corporate Communications at 408-321-3835 or shaulic@intellisync.com

Bottom line: It’s business as usual until deal closure

The Deal

What is the proposed acquisition price for Intellisync?

Under the terms of the agreement, Intellisync stockholders will receive USD 5.25 per share in cash for each Intellisync common share, implying an enterprise value of approximately USD 430 million or approximately EUR 368 million (on a fully-diluted basis).

Why is Nokia buying Intellisync?  How does it fit into Nokia’s enterprise strategy?

As Nokia continues to strengthen its enterprise business, this proposed acquisition plays a key role in that process by allowing us to further capitalize on the uptake of mobility in the enterprise and build a leadership position.

Intellisync is currently the #1 platform-independent wireless messaging company in the world with strong customer relationships among Carriers, Enterprise customers, Device OEM’s and Software OEM’s around the world.  In fact, Intellisync’s solutions lead in each of their main business areas - messaging, device management and synchronization.

This acquisition is about combining Nokia’s heritage in mobility, security and voice, and Intellisync’s strength in multiple device platforms (Symbian, Palm, Java, PocketPC, and Windows Mobile), and their proven software technologies (email, device management and synchronization).

The combined offering that will result from this acquisition provide the ability to connect practically any device from any vendor, built on any platform, to any data source, application, or network and puts Nokia at the core of any mobility solution for businesses of all sizes

Why acquire as opposed to just partner?

Acquiring Intellisync allows Nokia to accelerate the growth of their mobile solutions business, and adds a standalone software business to the broader portfolio of Nokia business solutions.  Further, this intended acquisition provides Nokia with greater ability to tightly integrate their proven software technologies and highly competent software development team, and adds the competencies of Intellisync’s skilled workforce.

When do you expect the proposed acquisition to become final and what factors does it depend on?

The Intellisync acquisition is expected to be completed in the next 3-4 months pending regulatory approval and the approval of Intellisync shareholders and other customary closing conditions.

What is the process for approving an acquisition?

Completion of a proposed acquisition is subject to customary closing conditions and regulatory review.  In addition to customary closing conditions, this means that two primary conditions must be satisfied for the acquisition to close: regulatory (antitrust) clearance and shareholder approval.  Prior to the shareholder vote, Intellisync will file a proxy statement with the Securities Exchange Commission (SEC) that provides information about the proposed deal. The final proxy statement will be mailed to Intellisync’s shareholders prior to the shareholder meeting. During the regulatory review period, Nokia and Intellisync must remain independent and make all of their sales, marketing and strategic business activities and decisions independent of each other.  That means in situations where they would normally compete for business they will continue to do so until closing.

It also means that confidential information should be maintained until the transaction is complete per communication guidelines.

When do you expect the proposed acquisition to become final?

We anticipate three to four months of detailed integration planning after the announcement of the pending transaction.  The exact timing of the closing of a pending acquisition is difficult to know this far in advance as the companies will need to obtain shareholder consent, complete several regulatory filings as well as complete all the planning for the new organization and operational models before approval.

When can we begin talking with our counterparts in Nokia?

Do not plan on contacting employees at Nokia until the deal is closed and formally announced to both companies.

What are the key milestones in the acquisition approval timetable?

The exact timing of the deal is hard to pinpoint but the major milestones are as follows:

•Sign binding merger contract (completed)

• U.S and other Country Regulatory review (antitrust)

• Shareholder approval

• Formal announcement of the deal closing communication

Were we running out of money? Were we forced to accept this deal?

No, we were not forced in any way whatsoever. After thorough deliberations, our board determined that the transaction was in the best interests of the company and our stockholders.

How will the price be paid?

All Cash

What is the Nokia share dilution attributable to this transaction?

The impact on Nokia’s earnings per share is not material.

Who were our advisors in this acquisition?

We were advised by Evercore Partners, a leading advisory and investment firm providing advisory services to prominent multinational corporations on significant mergers, acquisitions, divestitures, restructurings and other strategic corporate transactions.

How will the proposed acquisition benefit Intellisync customers?  How will it benefit Nokia customers?

If and when the acquisition closes, Intellisync’s customers will have the full Nokia portfolio of products and services available to them through one sales interface.

Nokia is committed to bringing extended mobility to the enterprise and the acquisition of Intellisync represents a significant advantage in the Nokia for Business Solutions portfolio.  The acquisition is a logical step in the implementation of Nokia’s mobility strategy and further strengthens them in this area.

Nokia is building a software business (which began with the launch of Nokia Business Center) and the addition of Intellisync’s solutions is complementary to the development of this business.

For our other stakeholder groups, the merging of Nokia and Intellisync has many benefits including:

•                  Channel —With Intellisync’s mature, channel go-to-market approach, the proposed acquisition will allow for more growth and increased opportunities enabling channel partners to offer and service a broader portfolio of mobile solutions.

•                  Operators—Nokia is the largest provider of mobile handsets in the world.  Nokia is a major supplier of infrastructure to the mobile operators as well.  This merger will add more products that carriers, who already trust Nokia can sell to increase their revenues and market share.

•                  Partners—This is a win-win for both entities’ customers and the channel because this acquisition broadens the opportunity beyond mobile email and security to include a suite of products including device management and synchronization.  Nokia’s established channel strength, coupled with Intellisync’s proven software legacy high-touch sales model will sustain long-standing relationships with customers on both sides.

•                  Developers—Nokia has a strong relationship with developers worldwide.  With the Intellisync products Nokia can offer the developers an extended mobile platform to bring applications to the enterprise.

Why was Intellisync selected by Nokia as a candidate for the proposed acquisition?

Nokia is committed toward helping companies maximize on the potential of mobility.  With the launch of the Nokia Business Center, Nokia made a major stride in building a software business. Intellisync’s solution already has high customer satisfaction marks and the acquisition will allow for the integration of Intellisync’s open mobility platform to provide advanced seamless synchronization capabilities, secure device management software to provide remote device control and mobility management software that connects nearly every device, data source and application available.

Prior to the official close of the acquisition, what should we be focused on? How should we interact with employees of Nokia if we were currently involved in a project or proposal with them?

Prior to the closing of the proposed acquisition, the two companies must remain independent and must continue to compete.  Employees from both companies should keep working in their separate environments as successful, independent companies.  Unless you are contacted and asked to participate in any integration planning process, continue to focus on your current priorities.  In the event that you are currently involved in a proposal or project involving a Nokia employee or team, contact Rich Mosher at rmosher@intellisync.com or 408-321-3860, for guidance on how to move forward with your dealings.

What if my spouse or significant other is an employee of Nokia?  Can we discuss the proposed acquisition?

Prior to the closing of the proposed acquisition, the two companies must remain independent and must continue to compete.  Employees from both companies should keeping working in their separate environments as the successful, independent companies.  This is true even with the case of married couples who must be mindful about not sharing confidential information.  Not observing the restrictions on certain activities, could jeopardize the outcome of the acquisition or put one or both companies at risk for litigation or fines and harm the brand or business of one or both companies.

What will happen to the Intellisync name?

Nokia may continue with the name or choose to change it after the official close date.

What will happen to Intellisync advertising or events that have already been paid for in advance?

For any event after the close date, Nokia will decide the participation levels/need based on the overall integrated business and marketing goals.

Organizational

What organizational changes should we expect to see? Who will run this group?

This aspect of the proposed acquisition will be determined over the next few months and will depend upon several factors including the transaction approval, market forces, economic, strategic and operational considerations. We will communicate further (and appropriately) as more information becomes available and possible to provide.

What does the acquisition mean for the employees of Intellisync?

The proposed acquisition will not mean drastic changes for the majority of Intellisync employees.  Once approved, Intellisync employees will become part of Nokia’s Enterprise Solutions Group.

Will any executives from Intellisync be offered jobs?

Yes, more information will be forthcoming but it is expected that most of the Intellisync executives will continue in their current or similar roles.

When will Intellisync officially be part of the Nokia organization?

Intellisync will officially be part of Nokia only after the deal closes and is announced publicly.

Into which business group will Intellisync report?

Intellisync will be integrated within the Nokia Enterprise Solutions group and will be a part of the Mobility Solutions business line.

Will Intellisync continue to operate as a separate entity or will they become part of Nokia?

Intellisync will be integrated within the Nokia Enterprise Solutions group and will be a part of the Mobility Solutions business line.

Will Nokia keep all Intellisync employees?

No, some positions will become redundant.  We will make the information about which position will be impacted and when, as soon as possible.  Keep in mind that the shareholder and regulatory approval are required.

Will Intellisync employees be shifted to Nokia’s offices in Silicon Valley?

This aspect of the proposed acquisition will be determined over the next few months and will depend upon several factors including the transaction approval, economic, strategic and operational considerations. We will communicate further (and appropriately) as more information becomes available and possible to provide.

Will there be a need to relocate any of the Intellisync personnel to New York? When?

This is not known at this time.

When will the organizational integration begin?

Integration will begin after closing which is expected in the next several months.

What will happen to my Intellisync Stock Options?

Vested Intellisync options will be cashed-out, and unvested options will be converted into Nokia stock options, with similar vesting schedules.  There will be additional information provided to Intellisync option holder regarding the process.

Additional Information and Where to Find It

Intellisync has agreed to file a proxy statement in connection with the proposed acquisition. The proxy statement will be mailed to the stockholders of Intellisync. Intellisync’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and Intellisync. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Intellisync by going to Intellisync’s Investor Relations page on its corporate website at www.intellisync.com/investors/

In addition, Intellisync and its officers and directors may be deemed to be participants in the solicitation of proxies from Intellisync’s stockholders with respect to the acquisition. A description of any interests that Intellisync’s officers and directors have in the acquisition will be available in the proxy statement. In addition, Nokia may be deemed to be participating in the solicitation of proxies from Intellisync’s stockholders in favor of the approval of the acquisition. Information concerning Nokia’s directors and executive officers is set forth in Nokia’s proxy material for its 2005 annual general meeting, which was filed with the SEC on February 14, 2005, and Nokia’s 2004 annual report on Form 20-F filed with the SEC on March 8, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Nokia’s Investor Relations page on its corporate website at www.Nokia.com.

A Note about Forward Looking Statements

Forward-looking statements in this Q&A, including but not limited to statements related to the proposed acquisition, the timing and ability of the companies to successfully complete the proposed acquisition, potential combined product offerings by Nokia following completion of the transaction, the impact of the transaction on Nokia’s position in the marketplace, the plans for integration of the two companies, titles and positions or executives, the outcomes and voting decisions of directors and shareholders, and comments regarding strategic options facing the Company and potential outcomes of any discussions or decisions, are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ materially include risks associated with uncertainties related to the approval of the transaction by Intellisync’s shareholders and by regulatory authorities, the effect of continued weakness of general economic factors on the overall demand for Intellisync’s products and services, the timing of market adoption and movement toward mobile solutions and data synchronization solutions, the ability of Intellisync to offer its products and services into new territories and markets, the market adoption of new mobile devices, margin erosion, market shrinkage, economic uncertainty related to terrorism and conflict in the Middle East and elsewhere in the world, timely introduction, availability and acceptance of new products, the impact of competitive products and pricing, as well as additional risk factors, as discussed in the “Risk Factors” section of Intellisync’s Annual Report on Form 10-K for the year ended July 31, 2005 and Intellisync’s quarterly reports filed from time to time with the U.S. Securities and Exchange Commission. Intellisync disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this Q&A.